                                                                      EXHIBIT 11

                       COMPUTATION OF EARNINGS PER SHARE

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1999       1998       1997
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                      --------   --------   --------
Average number of common shares outstanding for basic and
  diluted computation (see Note)............................    19,956     18,594     8,230
Net loss....................................................  $(62,545)  $(11,279)  $(3,200)
Basic earnings per share....................................  $  (3.14)  $   (.61)  $  (.39)
Diluted earnings per share..................................  $  (3.14)  $   (.61)  $  (.39)
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Note: The effect of the assumed exercise of stock options and the assumed conversion of the note payable and preferred stock have not been included in the computation of diluted earnings per share for the period after issuance because to do so would have been anti-dilutive for the periods presented.